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                                                                    EXHIBIT 5(h)


                              ASSUMPTION AGREEMENT

         This ASSUMPTION AGREEMENT is dated as of April 1, 1996, and is among A I M ADVISORS, INC., a Delaware corporation and an investment advisor registered under the Investment Advisers Act of 1940 ("AIM Advisors"), TRADESTREET INVESTMENT ASSOCIATES, INC., a Maryland corporation and an investment advisor registered under the Investment Advisers Act of 1940 ("TradeStreet"), and NATIONSBANK OF TEXAS, N.A., a bank organized under the laws of the United States of America ("NationsBank Texas").


                                    RECITALS

                 WHEREAS, TradeStreet is a newly-formed investment advisory company and a wholly-owned subsidiary of NationsBank, N.A.;

                 WHEREAS, NationsBank, N.A., NationsBank Texas and TradeStreet are all indirect wholly-owned subsidiaries of NationsBank Corporation;

                 WHEREAS, TradeStreet provides investment management services to advisory clients, including clients who had heretofore been provided such services by NationsBank Texas, specifically through the officers or employees of the NationsBank investment management group located in Charlotte, North Carolina (the "Investment Management Group");

                 WHEREAS, such officers or employees of the Investment Management Group are now providing investment management services as officers or employees of TradeStreet;

                 WHEREAS, AIM Advisors acts as an investment advisor to AIM SUMMIT FUND, INC., an open-end investment company, organized and incorporated under the laws of the State of Maryland (the "Fund");

                 WHEREAS, NationsBank Texas heretofore acted as a sub-advisor to AIM Advisors for the Fund pursuant to a sub-advisory agreement, dated October 18, 1993, as supplemented by a letter agreement dated December 9, 1993 between AIM Advisors and NationsBank Texas (the "Sub-Advisory Agreement");

                 WHEREAS, the services rendered to AIM Advisors under the Sub-Advisory Agreement were performed by NationsBank Texas through the Investment Management Group;

                 WHEREAS, the officers or employees of the Investment Management Group who heretofore provided investment management services to AIM Advisors on behalf of NationsBank Texas have become officers or employees of TradeStreet;

                 WHEREAS, AIM Advisors, NationsBank Texas and TradeStreet wish to enter into an agreement whereby TradeStreet will assume responsibility for performing the investment management duties and services heretofore performed by NationsBank Texas under the Sub-Advisory Agreement;
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                 NOW, THEREFORE,  AIM Advisors, TradeStreet and NationsBank
Texas agree as follows:


                                   ARTICLE I
                                   ASSUMPTION

         SECTION 1.1. ASSUMPTION BY TRADESTREET. Subject to the limitations in this Article I, and pursuant to the terms and conditions of this Agreement, TradeStreet hereby assumes the investment advisory obligations and duties of NationsBank Texas as described in the Sub-Advisory Agreement as of the date hereof (the "Effective Date").

         SECTION 1.2. REPRESENTATIONS AND WARRANTIES OF AIM ADVISORS. AIM Advisors hereby represents and warrants to NationsBank Texas and TradeStreet that the execution, delivery and performance of this Agreement has been approved by (a) the directors of the Fund, including by the affirmative vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined under the Investment Company Act of 1940) of a party to this Agreement (other than as Fund directors), by votes cast in person at a meeting specifically called for such purpose, and (b) by the directors of AIM Advisors.


                                   ARTICLE II
                                INDEMNIFICATION

         SECTION 2.1. INDEMNIFICATION BY TRADESTREET. In the absence of willful misfeasance, bad faith, negligence or reckless disregard of duties hereunder on the part of AIM Advisors or the Fund or any of their respective officers, directors, employers or agents, TradeStreet hereby agrees to indemnify and hold harmless AIM Advisors, the Fund, and the Fund's directors against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or governmental department, commission, board, bureau, agency or instrumentality of any kind, arising from the Assumption by TradeStreet of the rights and obligations of NationsBank Texas under the Sub-Advisory Agreement, from and after the Effective Date.

         SECTION 2.2. LIMITATIONS ON ASSUMPTION. It is expressly understood that TradeStreet is not assuming any liability for any claims, actions, proceedings, suits at law or in equity, whether brought by a private party or governmental department, commission, board, bureau, agency or instrumentality of any kind against NationsBank Texas, AIM Advisors or the Fund or any officer, director or employee thereof arising from or in connection with the Sub-Advisory Agreement prior to the Effective Date.


                                  ARTICLE III
                                 MISCELLANEOUS

         SECTION 3.1. ENTIRE AGREEMENT. This Agreement states the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented or modified except by a writing signed by the parties hereto.





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         SECTION 3.2.     SUCCESSORS AND ASSIGNS.  This Agreement shall be
binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither party may assign its rights hereunder without the prior written consent of the other party.

         SECTION 3.3. RESTATED AGREEMENT. The parties hereby restate the Sub-Advisory Agreement, as assumed, in accordance with the terms of the Restated AIM Summit Fund, Inc. Sub-Advisory Agreement, attached hereto as Exhibit A.

         SECTION 3.4. NOTICES. Except as otherwise provided herein, any notice required or permitted by this Agreement must be sent by registered mail (postage prepaid, return receipt requested) addressed to the applicable address set forth on the signature page of this Agreement or to such other address as may at any time or from time to time be specified in a notice given in accordance with this Section 3.4.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in triplicate by their respective officers on the day and year first written above.


                                     AIM ADVISORS, INC.


                                     By:  /s/ ROBERT H. GRAHAM
                                          --------------------------------
                                          Robert H. Graham, President

                                     11 Greenway Plaza, Suite 1919
                                     Houston, Texas 77046
                                     Telecopy # (713) 993-9185



                                     TRADESTREET INVESTMENT ASSOCIATES, INC.

                                     By:  /s/ ANDREW M. SILTON
                                          -------------------
                                          Andrew M. Silton, President

                                     101 South Tryon Street, Suite 1000
                                     Charlotte, North Carolina 28255
                                     Telecopy # (704) 386-0433





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                                 NATIONSBANK OF TEXAS, N.A.


                                 By:  /s/ ANDREW M. SILTON
                                      ---------------------------------------
                                      Andrew M. Silton, Senior Vice President

                                 101 South Tryon Street, Suite 1000
                                 Charlotte, North Carolina 28255
                                 Telecopy # (704) 386-0433





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